Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-198096 on Form S-4 of Wisconsin Energy Corporation of our reports dated February 27, 2014, relating to the consolidated financial statements and financial statement schedules of Integrys Energy Group, Inc. and subsidiaries and the effectiveness of Integrys Energy Group, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Integrys Energy Group, Inc. for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

September 19, 2014